Exhibit 10.38

CONFIDENTIAL

June 11, 2003

Thomas C. Nord

22 Invincible Court

Alameda, CA  94501

Dear Tom:

On behalf of Willis Lease Finance Corporation (“WLFC” or the “Company”), I am pleased to provide you with the following offer to join our Company and become part of our senior management team:

Responsibilities:	Senior Vice President & General Counsel of WLFC with responsibility for managing the legal function within WLFC.

Title:	Senior Vice President & General Counsel

Base Salary:

Your initial base salary will be $210,000 per year, less payroll deductions and all required withholdings.  You will be paid semi-monthly. Your salary, along with those of other executive officers of WLFC, will be reviewed by the Compensation Committee of the WLFC Board of Directors on an annual basis.

Incentive
Compensation:

The Incentive Compensation Plan (the “Plan”) is designed to provide a bonus equal to a targeted percentage of your base salary.  Your participation will be prorated based on the number of weeks you are employed from your actual start date through December 31, 2003.  The Plan is based upon the Company achieving certain performance targets, which change from year-to-year.  For purposes of the Plan for 2003, the performance targets and corresponding weightings are as follows:

Profitability	35%
Portfolio Utilization Rate	35%
Subjective Performance Evaluation	30%

Total	100%

Assuming WLFC achieves these targets, a bonus pool will be created to be divided up amongst all participants. The size of each person’s share of the bonus pool is based upon each person’s base salary plus their target bonus percentage.  Your target bonus percentage would be equal to 50% of your base salary and consists of two components:  (a) 70% of your target bonus percentage is based upon company performance, and (b) 30% of your target bonus is based upon individual performance.  We would be happy to discuss the 2003 Plan with you in greater detail.

Stock Options:	Subject to the terms and conditions of the 1996 Stock Option/Stock Issuance Plan (as amended March 30, 2003), including the Corporate Transaction/Change in Control provision contained therein, within 30 days of the Start Date you will be granted options to purchase 30,000 shares of WLFC common stock.  One-fourth of the options shall become vested and exercisable in equal increments on each one-year anniversary of the Start Date through the fourth such anniversary, provided that you are employed by WLFC on each such anniversary date.  In addition, you will be eligible to participate in WLFC’s ongoing stock option plan, which could result in annual awards of additional options based upon Company and individual performance.

Severance:

In the event you are terminated as a result of a “Change in Control” (as defined at Schedule A hereto) within the first year of your employment with WLFC, the Company will provide you with a severance payment in an amount equal to six months base salary, payable in one lump-sum.

Benefits:

You will be entitled to participate in such employment benefits as are generally available to senior managers of the Company (provided, of course, that you meet the standard eligibility requirements, as applicable), including:

	a)	Vacation. Four weeks vacation on an annual basis pro-rated for 2003 based upon your Start Date.

	b)	Company Medical, Dental and Vision Plans. The cost of these plans varies slightly based upon whether you select the HMO or PPO.

c)

401(k) Plan.  WLFC has a state-of-the-art 401(k) plan that permits almost unlimited investment selections and allows you to administer your account via the Internet or over the phone 24 hours per day.  WLFC matches 50% of the employee’s first 8% deferral.

d)

Deferred Compensation Plan.  Allows key executives to defer compensation above and beyond the 401(k) Plan.  Key executives may elect to have up to 80% of their base annual salary and 100% of their annual bonus deferred.

e)

Employee Stock Purchase Plan.  Plan is designed to provide employees an opportunity to purchase shares of WLFC common stock every 6 months at a 15% discount from the fair market value of the stock.  An Employee may commit from 1 – 10% of his/her base salary via payroll deductions and may purchase a maximum of 500 shares each 6-month period.

	f)	Short-Term Disability. Provides 60% of the employee’s salary up to a maximum payment of $2,500 per week for 18 weeks.

Long-Term Disability. Provides 60% of the employee’s salary up to a maximum benefit of $10,000 per month while you continue to be disabled, until age 65.

	g)	Group Life Plan. Plan provides coverage of 1x earnings up to $500,000. Employees have the option to purchase additional life insurance via the Supplemental Life Insurance Option.

	h)	Supplemental Life Insurance. Additional life insurance purchased at the employee’s own cost at 1, 2 or 3x earnings.

	i)	Employee Assistance Plan. Confidential counseling service for employees and dependents.

Start Date:	On or about July 1, 2003. We would work with you to be as flexible as possible with respect to the Start Date.

For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire.

Your employment with the Company will be “at will” and not for a specified term.  This means that the Company may terminate your employment at any time and you may terminate your employment with WLFC at any time with or without cause, for any reason or for no reason, with or without notice.  Any contrary representations or agreements which may have been made to you are superseded by this offer letter.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment only may be changed in an express written agreement signed by you and a duly authorized officer of WLFC.

By signing this letter agreement, you represent and warrant to WLFC that (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with WLFC, (ii) you will not disclose any trade secrets or confidential information of any third party to the Company, and (iii) you do not know of any conflict that would restrict your employment with WLFC.

Tom, all of us here at WLFC feel you would make an excellent addition to our staff and that you would be able to provide immediate assistance toward helping us meet our overall corporate goals.

I look forward to hearing from you soon.  Please feel free to call if you have any questions.

To indicate your acceptance of our offer, please sign and date this letter in the space provided and return one copy to me.

Sincerely,

Donald A. Nunemaker

Executive Vice President &

Chief Operating Officer

I ACCEPT THE ABOVE OFFER:

/s/ Thomas C. Nord
Thomas C. Nord	Date

Schedule A

“Change in Control” Definition

As used in the Severance provision of this Offer Letter, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Charles F. Willis IV or an Affiliate (as defined in Section 13) of Charles F. Willis IV, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing at least fifty percent (50%) of the total voting power represented by Employer’s then outstanding voting securities; or (ii) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets, provided, however, that if such merger, consolidation, liquidation, dissolution, sale or disposition does not subsequently close, a Change in Control shall not be deemed to have occurred; or (iii) individuals who are directors of Employer as of the date hereof cease for any reason to constitute a majority of Employer’s Board of Directors (the “Board”) unless such change(s) is approved by a majority of the directors of Employer as of the date thereof.